                           GUARANTEE AGREEMENT


            GUARANTEE AGREEMENT, dated as of ___________________, 1994 ("Guarantee Agreement"), executed and delivered by Protective Life Corporation, a Delaware corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Series A Preferred Securities (as defined below) of PLC Capital L.L.C., a Delaware limited liability company (the "Company").

            WHEREAS, preferred limited liability company interests ("Preferred Securities") may be issued from time to time by the Company in one or more series in addition to the Company's common limited liability company interests (the "Common Securities");

            WHEREAS, the Company intends to issue up to          [  ]%
Cumulative Monthly Income Preferred Securities, Series A (the "Series A Preferred Securities");

            WHEREAS, it is intended that the Company will loan the proceeds from the issuance and sale of the Series A Preferred Securities and the Common Securities to the Guarantor in exchange for Series A Subordinated Debentures (as defined below) issued by the Guarantor;

            NOW, THEREFORE, in consideration of the purchase by each Holder of the Series A Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.


                                ARTICLE I

                               Definitions

            As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings.

            AFFILIATE: of any specified Person, any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through

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      the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            EVENT OF DEFAULT: as defined in the Subordinated Indenture and in any supplemental subordinated indenture or Board Resolution (as defined in the Subordinated Indenture) of the Company setting forth the terms of the Series A Preferred Securities.

            GUARANTEE PAYMENTS: the following payments, without duplication, to the extent not paid by the Company: (I) any accumulated and unpaid periodic distributions ("dividends") that have theretofore been declared on the Series A Preferred Securities out of funds held by the Company and legally available therefor; (II) the redemption price (including all accumulated and unpaid dividends, whether or not declared) payable, out of funds held by the Company and legally available therefor, with respect to the Series A Preferred Securities called for redemption by the Company; and (III) in the event of any liquidation, dissolution or winding-up of the Company, the lesser of (A) the aggregate of the liquidation preference of the Series A Preferred Securities and all accumulated and unpaid dividends (whether or not declared) to the date of payment and (B) the amount of remaining assets of the Company legally available to the Holders.

            HOLDER: any registered owner from time to time of Series A Preferred Securities, PROVIDED, however, that in determining whether the Holders of the requisite percentage of the Series A Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or Affiliate of the Guarantor, either directly or indirectly.

            PERSON: any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            SENIOR INDEBTEDNESS:  as defined in the Subordinated Indenture.

            SERIES A SUBORDINATED DEBENTURE:  any of the Series A
      Subordinated Debentures as may be issued from time to time by the Guarantor pursuant to the Subordinated Indenture.



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            SHARE PURCHASE RIGHTS PLAN:  the Rights Agreement, dated July
      13, 1987, between the Guarantor and AmSouth Bank N.A., Rights Agent, as amended from time to time.

            SUBORDINATED INDENTURE: the Subordinated Indenture, dated as of __________, 1994, between the Guarantor and Amsouth Bank N.A., as Trustee.


                               ARTICLE II

                              The Guarantee

            2.1. (a) The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (except to the extent paid by the Company), as and when due, regardless of any defense, right of set-off or counterclaim which the Company may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Company to pay such amounts to the Holders.

            (b) In addition, the Guarantor irrevocably and unconditionally guarantees, in the event of any exchange by the Company of Series A Preferred Securities for Series A Subordinated Debentures, the delivery of a registered global certificate or certificates representing the proper amount of Series A Subordinated Debentures to the Depository Trust Company, New York, New York, or such other entity or person as shall at the date of exchange be acting as securities depository for the Series A Preferred Securities of such series.

            2.2. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

            2.3. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

            (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Company of any express or implied agreement, covenant, term or condition relating to the Series A Preferred Securities to be performed or observed by the Company;

            (b) the extension of time for the payment by the Company of all or any portion of the dividends, redemption price, liquidation distributions or any other sums payable under the terms of the Series A Preferred Securities or the extension of time for the performance of any other obligations under, arising out of, or in connection with, the Series A Preferred Securities;

            (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Series A Preferred Securities, or any action on the part of the Company granting indulgence or extension of any kind;

            (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company;

            (e) any invalidity of, or defect or deficiency in, any of the Series A Preferred Securities of any series; or

            (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

            2.4. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against the Company or any other person or entity before proceeding against the Guarantor. Subject to Section 2.5, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Company, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement shall not be



                                       4
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discharged except by payment of the Guarantee Payments in full (to the extent not paid by the Company) and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

            2.5. The Guarantor shall be subrogated to all rights (if any) of the Holders against the Company in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment of any amount in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.1, PROVIDED, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

            2.6. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Company with respect to the Series A Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.3.


                               ARTICLE III

                   Certain Covenants of the Guarantor
                       and Status of the Guarantee

            3.1. So long as any Series A Preferred Securities remain outstanding, if at such time the Guarantor (a) shall have extended the period to the next interest payment date under the Series A Subordination Debentures, (b) shall be in default with respect to its payment or other obligations under this Guarantee Agreement (c) there shall have occurred any Event of Default or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Subordinated Indenture or (d) there shall exist any arrearage in payment of accumulated dividends on the Series A Preferred Securities, neither the Guarantor nor any majority-owned subsidiary of the Guarantor shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the



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foregoing (other than (i) payments under this Guarantee Agreement or any other guarantee of any other series of Preferred Securities ranking PARI PASSU with the Series A Preferred Securities, (ii) dividends or guarantee payments to the Guarantor or (iii) redemptions or purchases pursuant to the Guarantor's Share Purchase Rights Plan, or any successor to such Plan).

            3.2. The Guarantor covenants that, so long as any Preferred Securities of any series remain outstanding, (i) it shall maintain ownership, directly or indirectly, of 100% of the Common Securities, (ii) it shall not voluntarily dissolve, wind-up or liquidate the Company or permit the Company to be dissolved, wound-up or liquidated and (iii) it shall timely perform all of its respective duties under the limited liability company agreement of the Company.

            3.3. This Guarantee Agreement constitutes an unsecured obligation of the Guarantor, is subordinate and junior in right of payment to all Senior Indebtedness, and ranks PARI PASSU with the Series A Subordinated Debentures.


                               ARTICLE IV

                      Termination of the Guarantee

            4.1. This Guarantee Agreement shall terminate and be of no further force and effect as to the Series A Preferred Securities upon either
(i) full payment of the redemption price (including all accumulated arrears and accruals of unpaid dividends) for all outstanding Preferred Securities of such series or (ii) full payment of the amounts payable to the Holders of such series upon liquidation of the Company, or (iii) exchange of all Series
A Preferred Securities for Series A Subordinated Debentures, PROVIDED, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, with respect to Series A Preferred Securities if at any time any Holder of Series A Preferred Securities must restore payment of any sums paid under the Series A Preferred Securities or under this Guarantee Agreement for any reason whatsoever.



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

                                    ARTICLE V

                     Miscellaneous Agreements and Provisions

            5.1. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% in liquidation preference of the Series A Preferred Securities then outstanding given either in writing or by vote at a duly constituted meeting of such Holders.

            5.2. Except with respect to amendments that do not adversely affect the rights of Holders (in which case no vote will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than 66-2/3% in liquidation preference of the Series A Preferred Securities then outstanding given either by agreement in writing or by vote at a duly constituted meeting of such Holders who may be present in person or by proxy and voting as a single class.

            5.3. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing and delivered personally or by telegram or facsimile transmission or by registered or certified mail (return receipt requested) at the following address (and, if so given, shall be deemed effective when received), to it:

            Protective Life Corporation
            P.O. Box 2606
            Birmingham, Alabama 35202
            Facsimile No.:  (205) 868-3597
            Attention:  Deborah J. Long, Esq.
                        Senior Vice President
                          and General Counsel

Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Company to the Holders.

            5.4. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.



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            5.5.  This Guarantee Agreement is solely for the benefit of the
Holders and is not separately transferable from the Series A Preferred
Securities.

            5.6. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.



                                    PROTECTIVE LIFE CORPORATION


                                    By:
                                       -------------------------------
                                       Name:
                                       Title:


Accepted and Agreed:

PLC CAPITAL L.L.C.

By: Protective Life Corporation,
      as Managing Member


By:
   ---------------------------
  Name:
  Title:
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